EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, Chief Executive Officer
Marshall Loeb, President and Chief Operating Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555

EASTGROUP PROPERTIES ANNOUNCES
SECOND QUARTER 2015 RESULTS

•	Funds from Operations of $29.6 Million ($.92 Per Share) for the Quarter Compared to $26.3 Million ($.84 Per Share) for the Same Quarter Last Year, an Increase of 9.5% Per Share

•	Net Income Attributable to Common Stockholders of $14.5 Million ($.45 Per Diluted Share) for the Quarter

•	Same Property Net Operating Income Growth of 4.0% for the Quarter; 5.0% Increase Without Straight-Line Rent Adjustments

•	97.1% Leased, 96.2% Occupied as of June 30, 2015

•	Renewed or Re-Leased 83% of Expiring Square Feet During the Quarter

•	GAAP Rental Rates on New and Renewal Leases Increased an Average of 10.5% for the Quarter

•	Acquired 71 Acres of Development Land in Dallas, San Antonio and Phoenix for $11.8 Million

•	Started Construction on Four Development Projects (541,000 Square Feet) in Orlando, Tampa and San Antonio With a Projected Total Investment of $39 Million

•	Transferred One Development Project (94,000 Square Feet) to the Real Estate Portfolio During the Quarter

•	Development Program Consisting of 22 Projects (2.2 Million Square Feet) at June 30, 2015 With a Projected Total Investment of $162.2 Million

•	Sold an Operating Property (185,000 Square Feet) in Dallas for $5.3 Million

•	Paid 142nd Consecutive Quarterly Cash Dividend – $.57 Per Share

JACKSON, MISSISSIPPI, July 16, 2015 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three and six months ended June 30, 2015.

Commenting on EastGroup’s performance, David H. Hoster II, CEO, stated, “We are pleased with our strong second quarter results and the continued positive momentum which they represent. We achieved a 9.5% increase in FFO per share as compared to last year's second quarter. The current quarter was our ninth consecutive quarter of steady growth. These results maintained our track record of increases in FFO per share as compared to the previous year's quarter in sixteen of the last seventeen quarters.

"Quarter end occupancy of 96.2% was our eighth consecutive quarter of 95% or above and our fourth consecutive quarter above 96%. In addition, rent spreads and same property net operating income continued to be positive reflecting good industrial property market fundamentals in our supply-constrained submarkets. Our strategy is simple and straightforward and it is working."

FUNDS FROM OPERATIONS

For the quarter ended June 30, 2015, funds from operations (FFO) attributable to common stockholders were $.92 per share compared to $.84 per share for the same quarter of 2014, an increase of 9.5%. Property net operating income (PNOI) increased by $3,609,000, or 9.5%, during the quarter ended June 30, 2015, compared to the same period of 2014. PNOI increased $1,729,000 from newly developed properties, $1,505,000 from same property operations and $751,000 from 2014 acquisitions; PNOI decreased $387,000 from properties sold in 2014 and 2015.

Same property net operating income increased 4.0% for the quarter ended June 30, 2015, compared to the same quarter in 2014. Without straight-line rent adjustments, same property net operating income increased 5.0%. Rental

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rates on new and renewal leases (4.9% of total square footage) increased an average of 10.5% for the quarter; rental rates increased 2.1% without straight-line rent adjustments.

For the six months ended June 30, 2015, FFO was $1.79 per share compared to $1.66 per share for the same period of 2014, an increase of 7.8% per share. PNOI increased by $7,028,000, or 9.3%, during the six months ended June 30, 2015, compared to the same period last year. PNOI increased by $3,454,000 from newly developed properties, $2,575,000 from same property operations and $1,719,000 from 2014 acquisitions; PNOI decreased $729,000 from properties sold in 2014 and 2015.

Same property net operating income increased by 3.5% for the six months ended June 30, 2015, compared to the same period last year. Without straight-line rent adjustments, same property net operating income increased 4.7%. Rental rates on new and renewal leases (12.2% of total square footage) increased an average of 10.8% for the six months; rental rates increased 2.9% without straight-line rent adjustments.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.45 and $.76 for the three and six months ended June 30, 2015, respectively, compared to $.29 and $.56 for the same periods of 2014. EPS for the three and six months ended June 30, 2015, included a gain on sale of real estate investments of $2,903,000 ($.09 per share); EPS for the six months ended June 30, 2014, included a gain on sale of real estate investments of $95,000 ($.00 per share).

DEVELOPMENT

In April, EastGroup acquired 38 acres of development land in San Antonio's northeast submarket for $4.4 million. The land, coupled with 34 additional acres the Company is under contract to purchase, will accommodate the future development of Eisenhauer Point, a master planned, multi-phased development project that is expected to contain up to nine buildings totaling approximately 900,000 square feet. During the second quarter, the Company began construction of the first two buildings, Eisenhauer Point 1 & 2, with 201,000 square feet and projected total costs of $13.5 million.

Also in April, the Company purchased 4.9 acres of development land in Phoenix for $1.6 million. The land, which is located just south of Sky Harbor International Airport, is projected to accommodate the future development of a 63,000 square foot business distribution building to be named Ten Sky Harbor Business Center. EastGroup plans to begin construction later this year.

In June, EastGroup acquired 28.1 acres of development land in Dallas' northwest submarket of Lewisville for $5.9 million. At full development, the master planned, multi-phased development project to be named CreekView 121 will contain up to four buildings totaling approximately 350,000 square feet.

EastGroup began construction of four development projects during the second quarter of 2015: Oak Creek VIII, a 108,000 square foot, 100% pre-leased business distribution building in Tampa; Horizon III, which will contain 109,000 square feet, and Horizon IV, which is 81% pre-leased and will contain 123,000 square feet, in Orlando; and Eisenhauer Point 1 & 2, two buildings totaling 201,000 square feet, in San Antonio.

The Company initiated construction of seven development projects containing 823,000 square feet during the first six months of 2015. The developments are detailed in the table below.

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Development Properties Started in 2015	Size	Anticipated Conversion Date	Projected Total Costs
	(Square feet)		(In thousands)

World Houston 42, Houston, TX	94,000	07/2015	$5,700
Oak Creek VIII, Tampa, FL	108,000	01/2016	7,500
Horizon IV, Orlando, FL	123,000	02/2016	10,200
Kyrene 202 VI, Phoenix, AZ	123,000	08/2016	9,500
West Road IV, Houston, TX	65,000	08/2016	5,400
Horizon III, Orlando, FL	109,000	01/2017	7,800
Eisenhauer Point 1 & 2, San Antonio, TX	201,000	02/2017	13,500
Total Development Properties Started	823,000		$59,600

At June 30, 2015, EastGroup’s development program consisted of 22 projects (2,197,000 square feet), seven of which were started in 2015, fourteen in 2014, and one in 2013. The projects, which were collectively 38% leased as of July 15, 2015, have a projected total cost of $162.2 million.

During the first six months of 2015, EastGroup transferred (at the earlier of 80% occupied or one year after completion) five development properties to the real estate portfolio as detailed in the table below.

Development Properties Transferred to Real Estate Portfolio in 2015	Size	Conversion Date	Cumulative Cost as of 06/30/15	Percent Leased as of 07/15/15
	(Square feet)		(In thousands)

Horizon I, Orlando, FL	109,000	02/2015	$7,263	81%
Kyrene 202 II, Phoenix, AZ	45,000	02/2015	3,780	100%
Steele Creek II, Charlotte, NC	71,000	03/2015	5,069	100%
Steele Creek III, Charlotte, NC	108,000	02/2015	7,707	88%
World Houston 39, Houston, TX	94,000	06/2015	5,594	100%
Total Properties Transferred	427,000		$29,413	92%

Subsequent to quarter-end, EastGroup acquired a 3.7 acre tract of land adjacent to its existing Steele Creek Commerce Park in Charlotte for $146,000. This land acquisition is part of the Company's Steele Creek Phase II expansion.

PROPERTY SALES

In April, EastGroup sold the last of its three Ambassador Row Warehouses (185,000 square feet) in Dallas for $5.3 million. The Company recorded a gain on sale in the second quarter of $2.9 million which was not included in FFO.

DIVIDENDS

EastGroup paid cash dividends of $.57 per share of common stock in the second quarter of 2015, which was the Company’s 142nd consecutive quarterly cash distribution.  EastGroup has increased or maintained its dividend for 22 consecutive years and increased it 19 years during that period.  The Company’s payout ratio of dividends to FFO was 62% for the second quarter.  The annualized dividend rate of $2.28 per share yielded 3.9% on the closing stock price of $58.30 on July 15, 2015.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 34.9% at June 30, 2015.  For the second quarter, the Company had both interest and fixed charge coverage ratios of 4.5x and a debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio of 6.36.

Total debt at June 30, 2015 was $974.0 million comprised of $455.0 million of unsecured debt, $385.7 million of secured debt, and $133.3 million of unsecured bank credit facilities.

EastGroup's current $225 million and $25 million unsecured bank credit facilities have margins over LIBOR of 117.5 basis points, facility fees of 22.5 basis points and maturity dates of January 5, 2017. The Company has negotiated terms to amend the credit facilities and expects to close on the amended agreements by the end of July. The amended

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agreements expand the current facilities to $300 million and $35 million, reduce the margins to 100 basis points and the facility fees to 20 basis points, and extend the maturity dates to four years from closing. The amended $300 million agreement contains an option for a one-year extension (at the Company's election) and a $150 million expansion (with agreement by both parties). The $35 million agreement contains a provision that the credit facility would automatically be extended for one year if the extension option in the $300 million facility is exercised.

EastGroup has also entered into an agreement in principle with two insurance companies under which the Company plans to issue $75 million of senior unsecured private placement notes which are expected to close in October. The 10-year notes will have a weighted average interest rate of 3.98% with semi-annual interest payments. The notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

During the first quarter of 2015, EastGroup issued and sold 1,688 shares of common stock under its continuous equity program at an average price of $63.98 per share with net proceeds to the Company of $52,000. EastGroup did not sell any shares in the second quarter.

OUTLOOK FOR 2015

FFO per share attributable to common stockholders for 2015 is now estimated to be in the range of $3.63 to $3.71. The Company increased the mid-point from $3.65 to $3.67 and narrowed the range by $.02. Diluted EPS for 2015 is estimated to be in the range of $1.41 to $1.49.  The table below reconciles projected net income attributable to common stockholders to projected FFO.

	Low Range		High Range
	Q3 2015	Y/E 2015	Q3 2015	Y/E 2015
	(In thousands, except per share data)

Net income attributable to common stockholders	$10,923	45,649	11,569	48,233
Depreciation and amortization	19,006	74,574	19,006	74,574
Gain on sales of real estate investments	—	(2,903)	—	(2,903)
Funds from operations attributable to common stockholders	$29,929	117,320	30,575	119,904

Diluted shares	32,326	32,288	32,326	32,288

Per share data (diluted):
Net income attributable to common stockholders	$0.34	1.41	0.36	1.49
Funds from operations attributable to common stockholders	$0.93	3.63	0.95	3.71

The following assumptions for 2015 were used for the mid-point:

•	Average occupancy of 95.9%.

•	Same property NOI:

◦	GAAP — increase of 2.3%; 3.0% increase excluding termination fees.

◦	Without straight-line rent adjustments — increase of 2.4%; 3.4% increase excluding termination fees.

•
Development starts of 1.6 million square feet with projected total investment of $114 million for the year, including development starts of 823,000 square feet with projected total investment of $59.6 million in the first half of the year.

•	Operating property acquisitions of $25 million in the second half of the year.

•	Operating property dispositions of $16 million during remainder of the year. Potential gains on future depreciable property dispositions are not included in the projections.

•	No termination fees or bad debt expense for the remainder of the year.

•	Floating rate bank debt at an average rate of 1.3%.

•	$75 million of senior private placement notes with a weighted average interest rate of 3.98% in October, as discussed in Financial Strength and Flexibility.

•	Common stock issuances of $25 million spread evenly over the remaining two quarters.

•
General and administrative expense of $15.5 million for the year. The year includes $2.5 million ($.08 per share) of accelerated restricted stock vesting for the retiring CEO and for the various costs associated with the CEO succession.

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DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) property net operating income (PNOI), defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company's share of income and property operating expenses from its less-than-wholly-owned real estate investments, and (2) funds from operations attributable to common stockholders (FFO).  EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts’ definition, as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property and impairment losses, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its second quarter and review the Company’s current operations on Friday, July 17, 2015, at 11:00 a.m. Eastern Daylight Time.  A live broadcast of the conference call is available by dialing 1-866-952-1906 (conference ID: EastGroup) or by webcast through a link on the Company's website at eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Friday, July 17, 2015.  The telephone replay will be available until Friday, July 24, 2015, and can be accessed by dialing 1-800-839-5128.  Also, the replay of the webcast can be accessed through a link on the Company's website at eastgroup.net and will be available until Friday, July 24, 2015.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available in the Reports section of the Company’s website at eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space (primarily in the 5,000 to 50,000 square foot range) for location sensitive customers.  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio, including development projects in lease-up and under construction, currently includes 35.8 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at eastgroup.net.

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FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “will,” “anticipates,” “expects,” “believes,” “intends,” “plans,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature.  All statements that address operating performance, events or developments that the Company expects or anticipates will occur in the future, including statements relating to rent and occupancy growth, development activity, the acquisition or sale of properties, general conditions in the geographic areas where the Company operates and the availability of capital, are forward-looking statements.  Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company's ability to lease or re-lease space at current or anticipated rents;

•	the availability of financing;

•	failure to maintain credit ratings with rating agencies;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company's ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters; and

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled.

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved.  The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.  See also the information contained in the Company’s reports filed or to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

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EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
REVENUES
Income from real estate operations	$57,827	53,801	115,402	106,578
Other income	17	18	34	53
	57,844	53,819	115,436	106,631
EXPENSES
Expenses from real estate operations	16,047	15,625	32,460	30,637
Depreciation and amortization	17,984	17,154	36,126	34,322
General and administrative	3,812	2,958	8,350	6,406
Acquisition costs	—	160	—	160
	37,843	35,897	76,936	71,525

OPERATING INCOME	20,001	17,922	38,500	35,106
OTHER INCOME (EXPENSE)
Interest expense	(8,483)	(8,898)	(17,288)	(17,884)
Gain on sales of real estate investments	2,903	—	2,903	95
Other	242	218	609	439
NET INCOME	14,663	9,242	24,724	17,756

Net income attributable to noncontrolling interest in joint ventures	(130)	(124)	(261)	(266)

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	14,533	9,118	24,463	17,490

Other comprehensive income (loss) - cash flow hedges	3,122	(1,740)	587	(2,777)
TOTAL COMPREHENSIVE INCOME	$17,655	7,378	25,050	14,713

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.45	0.29	0.76	0.56
Weighted average shares outstanding	32,045	31,137	32,039	30,972

DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.45	0.29	0.76	0.56
Weighted average shares outstanding	32,139	31,244	32,121	31,063

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

NET INCOME	$14,663	9,242	24,724	17,756
Interest income	(65)	(125)	(130)	(252)
Gain on sales of real estate investments	(2,903)	—	(2,903)	(95)
Company's share of interest expense from unconsolidated investment	—	71	—	142
Company's share of depreciation from unconsolidated investment	31	33	60	66
Other income	(17)	(18)	(34)	(53)
Gain on sales of non-operating real estate	—	—	(123)	—
Depreciation and amortization from continuing operations	17,984	17,154	36,126	34,322
Interest expense (1)	8,483	8,898	17,288	17,884
General and administrative expense (2)	3,812	2,958	8,350	6,406
Acquisition costs	—	160	—	160
Interest rate swap ineffectiveness	—	1	—	1
Noncontrolling interest in PNOI of consolidated 80% joint ventures	(209)	(204)	(420)	(427)
PROPERTY NET OPERATING INCOME (PNOI)	$41,779	38,170	82,938	75,910

COMPONENTS OF PNOI:
PNOI from Same Properties	$38,891	37,386	76,803	74,228
PNOI from 2014 Acquisitions	945	194	1,913	194
PNOI from 2014 and 2015 Development Properties	1,972	243	4,197	743
PNOI from 2014 and 2015 Dispositions	4	391	96	825
Other PNOI	(33)	(44)	(71)	(80)
TOTAL PNOI	$41,779	38,170	82,938	75,910

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$14,533	9,118	24,463	17,490
Depreciation and amortization from continuing operations	17,984	17,154	36,126	34,322
Company's share of depreciation from unconsolidated investment	31	33	60	66
Depreciation and amortization from noncontrolling interest	(52)	(51)	(102)	(103)
Gain on sales of real estate investments	(2,903)	—	(2,903)	(95)
FUNDS FROM OPERATIONS (FFO) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$29,593	26,254	57,644	51,680

NET INCOME	$14,663	9,242	24,724	17,756
Interest expense (1)	8,483	8,898	17,288	17,884
Company's share of interest expense from unconsolidated investment	—	71	—	142
Depreciation and amortization from continuing operations	17,984	17,154	36,126	34,322
Company's share of depreciation from unconsolidated investment	31	33	60	66
Gain on sales of real estate investments	(2,903)	—	(2,903)	(95)
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)	$38,258	35,398	75,295	70,075

DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.45	0.29	0.76	0.56

Funds from operations (FFO) attributable to common stockholders	$0.92	0.84	1.79	1.66

Weighted average shares outstanding for EPS and FFO purposes	32,139	31,244	32,121	31,063

(1)  Net of capitalized interest of $1,315 and $1,226 for the three months ended June 30, 2015 and 2014, respectively; and $2,494 and $2,336 for the six months ended June 30, 2015 and 2014, respectively.

(2) Net of capitalized development costs of $1,115 and $1,033 for the three months ended June 30, 2015 and 2014, respectively; and $2,042 and $2,180 for the six months ended June 30, 2015 and 2014, respectively.